Exhibit (d)(3)

SECOND AMENDMENT TO

THE AGREEMENT AND PLAN OF MERGER

BETWEEN

LUMINEX CORPORATION,

COMMODORE ACQUISITION, INC.

AND

NANOSPHERE, INC.

This Second Amendment to the Agreement and Plan of Merger (this “Second Amendment”) is entered into as of June 1, 2016, by and among Nanosphere, Inc., a Delaware corporation, Luminex Corporation, a Delaware corporation, and Commodore Acquisition, Inc., a Delaware corporation and a wholly-owned Subsidiary of Luminex Corporation. All capitalized terms used but not defined herein shall have the meaning assigned to them in that certain Agreement and Plan of Merger, dated May 15, 2016, as amended by that certain First Amendment to the Agreement and Plan of Merger, dated May 22, 2016, by and between the parties hereto (the “Merger Agreement”).

RECITALS:

WHEREAS, the parties hereto have previously entered into the Merger Agreement; and

WHEREAS, parties hereto wish to amend the Merger Agreement to (A) adjust the Initial Expiration Time of the Offer; (B) update the representation of Nanosphere regarding its capital structure and (C) amend Exhibit A to the Merger Agreement.

NOW, THEREFORE, in consideration of each of the party’s agreement to the terms hereof and the Amendment of the Merger Agreement, the parties do hereby agree that the Merger Agreement shall be amended as follows:

1. Amendment to Section 1.01(d) of the Merger Agreement. The Merger Agreement is hereby amended by deleting Section 1.01(d) thereof in its entirety and replacing such Section with the following:

(d) The Offer shall expire at 12:00 a.m. (Eastern Daylight Time) at the end of the date that is twenty (20) Business Days following (and including the day of) the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to this Agreement, is referred to as the “Expiration Time”).

2. Amendment to Section 4.02 of the Merger Agreement. The Merger Agreement is hereby amended by deleting Section 4.02(a) thereof in its entirety and replacing such Section with the following:

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) one hundred fifty million (150,000,000) shares of Company Common Stock and (ii) ten million (10,000,000) shares of Company Preferred Stock. As of the close of business on May 31, 2016, there were (i) 44,908,909 issued and outstanding shares of Company Common Stock, (ii) issued and outstanding Warrants to purchase 11,950,141 shares of Company Common Stock, (iii) 6,925 shares of Company Common Stock reserved for future issuance under the Company Stock Plans, and (iv) no shares of Company Preferred Stock outstanding. All such Company Stock Options had an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of the Company Common Stock on the date of grant. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued upon exercise of Warrants or Company Stock Options, conversion of shares of Company Preferred Stock, or as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

3. Amending Exhibit A. The Merger Agreement is hereby amended with regard to Exhibit A thereto. Condition (ii) to the Offer shall be redesigned as condition (iii) and condition (ii) shall read as follows:

(ii) any applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Act Antitrust Improvements Act of 1976 (the “HSR Act”) applicable to the transactions contemplated by the Merger Agreement has not expired or been terminated (the “HSR Condition”); or

4. Remaining Terms Unaffected. Except for the amendments to the Merger Agreement set forth herein, all other provisions of the Merger Agreement shall remain in full force and effect and remain unchanged by this Amendment.

5. Parties in Interest. This Second Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns as provided in the Merger Agreement.

6. Counterparts. This Second Amendment may be executed in multiple counterparts, all of which taken together shall constitute one and the same instrument.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first above written.

NANOSPHERE, INC.

By:	/s/ Michael McGarrity
Name:	Michael McGarrity
Title:	President and Chief Executive Officer

LUMINEX CORPORATION

By:	/s/ Nachum Shamir
Name:	Nachum Shamir
Title:	President and Chief Executive Officer

COMMODORE ACQUISITION, INC.

By:	/s/ Nachum Shamir
Name:	Nachum Shamir
Title:	President

[Signature Page to Second Amendment to Agreement and Plan of Merger]